Exhibit 2.1

PURCHASE AND SALE AGREEMENT

        THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and dated as of this 29th day of December, 2022, by and between SWEET SIXTY, LLC, a Florida limited liability company (“Buyer”), and J & J PRODUCE, INC., a Florida corporation (“Seller”).

WITNESSETH:

        WHEREAS, Seller is the owner of the real estate having an address of 2105 150th Avenue, Vero Beach, Florida, as more particularly described on Exhibit A attached hereto and incorporated herein by reference (the “Land”), and Seller is the owner of the buildings, improvements and structures thereon, including, without limitation, an approximately 157,500 square foot processing building and an approximately 8,750 square foot tomato building (the “Improvements”; the Land and Improvements hereinafter collectively referred to as the “Real Property”), subject to the liens and other exceptions thereto; and

        WHEREAS, Seller is the owner of certain fixtures and personal property located on and used in connection with the Real Property, as more particularly described on Exhibit A-1 attached hereto and incorporated herein by reference (all being hereinafter collectively referred to as the “Personal Property”); and

        WHEREAS, the Real Property and the Personal Property comprise an agricultural production and processing facility located in the City of Vero Beach, County of Indian River, State of Florida (the Real Property and the Personal Property being hereinafter sometimes collectively referred to as the “Property”); and

        WHEREAS, Buyer desires to buy and Seller desires to sell the Property, on the terms and conditions herein set forth;

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereinafter expressed, it is hereby agreed as follows:

ARTICLE I

PURCHASE AND SALE

        1.1    Agreement to Sell and Purchase. In accordance with and subject to the terms and conditions hereof, on the date of Closing (as hereinafter defined), Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property. For avoidance of doubt, the Personal Property does not include any personal property other than the items expressly described on Exhibit A-1; by way of example, and not limitation, the Personal Property does not include the items listed on Exhibit A-2.

1.2    Purchase Price. The purchase price (the “Purchase Price”) to be paid to Seller for the sale of the Property to Buyer as provided for herein shall be $18,000,000.00.

        Buyer and Seller acknowledge and agree that the Purchase Price shall be allocated among the Real Property and the Personal Property as follows, and that such allocation represents the fair market value of the Real Property and the Personal Property, and that Buyer and Seller shall each use such allocations with respect to any and all federal, state and/or local tax returns relating to the transactions contemplated under this Agreement: Seventeen Million

Five Hundred Thousand Dollars ($17,500,000) shall be allocated to Real Property and Five Hundred Thousand Dollars ($500,000) shall be allocated to Personal Property.

        The Purchase Price shall be paid by Buyer, subject to credit, debit and adjustment as hereinafter provided and subject to all the terms and conditions herein contained, as follows: Buyer shall, on the date of Closing, pay the Purchase Price, subject to credit and adjustment as provided in Section 1.3 hereof, which shall be paid to Seller by the wire transfer of good, current, immediately available funds and which Buyer shall cause to be received by Seller on or before 5:00 p.m. (Eastern Time) on the date of Closing.

        1.3    Adjustments. The following items shall be credited, debited and otherwise adjusted, and the resulting calculation shall be an adjustment to the Purchase Price payable at Closing pursuant to Section 1.2(b) hereof (where appropriate, such adjustments shall be made on the basis of a year of 12 months, 30 days to the month, Seller to have the last day, unless otherwise provided):

        (a)    Pro rata shares of general real and personal property taxes (state, county, municipal, school and fire district) for the then current tax fiscal year based upon the latest available tax bills or assessment information, whether for that year or the preceding year.

        (b)    Special taxes or assessments, if any, upon the Property assessed or becoming a lien prior to the date hereof (but only a pro rata share of the then current installment of such special taxes or assessment, if any, shall be charged as a credit against the Purchase Price, Buyer agreeing to assume all liability for future installments coming due after the Closing).

        (c)    Seller shall be responsible for all electricity, water, sewer, gas, telephone and other utility charges accruing on or before the date of Closing, and Buyer shall be responsible for all liability for such utility charges accruing after the date of Closing (subject, however, to the terms of the Leaseback, as hereinafter defined). Seller’s utility company deposits, if any, shall not be assigned and Buyer shall post its own deposits with utility companies, if required to do so by such companies. Following Closing, Buyer shall have up to thirty (30) days to utilize Seller’s existing utility accounts while it sets up its own new accounts for utilities and shall promptly reimburse Seller for the cost of all utility utilization occurring after the end of the date immediately preceding the date of Closing.

(d)    $500,000.00 of the Purchase Price shall be placed into escrow by Buyer to secure completion of Seller’s Post-Closing Work (as hereinafter defined) and such funds shall be held and disbursed following Closing in the manner specified in the Escrow Agreement, which Escrow Agreement shall permit a draw for completed work, paid for work as of March 31, 2022, with final disbursement for funds remaining in the escrow to be disbursed upon completion of Seller’s Post-Closing Work and payment of remaining costs thereof by Seller or Guarantor all as more particularly set forth in the Escrow Agreement.

        In the event, on the date of Closing, the precise figures necessary for any of the foregoing adjustments are not capable of determination, the adjustments shall be made on the basis of the good faith estimates of Buyer and Seller (using currently available information) and final adjustments shall be made promptly after precise figures are determined or available. In addition, certain costs incidental hereto and to the transactions contemplated hereby shall be borne such that at (or prior to) Closing, Buyer shall pay all recording fees and costs with respect to any mortgage, all survey costs, fifty percent (50%) of all title commitment and title insurance premiums (provided that Buyer shall be responsible for 100% of all commitment fees and premiums associated with a lender’s policy of title insurance, if any), all mortgage taxes or intangible taxes due on any such mortgage. Seller shall pay all transfer taxes, documentary stamp taxes and recording fees, in each case, in connection with the recording of the Special Warranty Deed and fifty percent (50%) of all title commitment and title insurance premiums (provided that Buyer shall be responsible for 100% of all commitment fees and premiums associated with a lender’s policy of title insurance, if any). Buyer and Seller shall each pay one-half of the closing and escrow fees, if any, charged by the Title Agent (as hereinafter defined). Any and all state, county and municipal sales taxes (including without limitation, any personal property sales taxes) due and payable as a result of the transactions contemplated herein shall be paid by Buyer. To the extent the law requires Seller to collect and remit such taxes, then Buyer shall pay such taxes to Seller at the Closing and the parties shall agree, each acting reasonably, upon the appropriate procedure for determining or estimating the amount thereof.

        Except as expressly provided in this Section 1.3 or as expressly provided elsewhere in this Agreement, Buyer and Seller shall pay their own respective costs and expenses, including attorneys' fees, incidental to this Agreement and the transactions contemplated hereby.

        1.4    Possession. Seller shall transfer possession of the Property to Buyer on the date of Closing, subject to the Permitted Exceptions (as hereinafter defined), including, without limitation, the possessory rights of Seller as set forth in the Leaseback.

        1.5    Intentionally omitted.

        1.6    Closing. The closing (herein referred to as the “Closing”) of the transactions contemplated hereby shall be on December 29, 2022, or such earlier date as may be mutually agreed by the parties in writing. The Closing shall take place remotely through escrow at the offices of WhiteBird, PLLC, 2101 Waverly Place, Suite 100, Melbourne, FL 32901 (hereinafter, the “Escrow Agent” or the “Title Agent”).

        1.7    Documents at Closing.

        (a)    On the date of Closing, Seller shall execute and deliver or cause to be delivered to Buyer, the following documents:

        (i)    Special Warranty Deed, transferring and conveying to Buyer title to the Real Property (Seller’s record title to govern for purposes of the legal description), subject to the lien of general real estate taxes for the then current tax fiscal year, and those easements, restrictions, conditions, and other exceptions described on Exhibit B attached hereto and incorporated herein by reference (“Permitted Exceptions”), which Special Warranty Deed shall be in form reasonably approved by Seller.

        (ii)    A standard form Seller's affidavit, against mechanics liens and against parties in possession, and such other documents, if any, as may be required by the Title Company, as defined below, on forms customarily used by the Title Company and reasonably satisfactory to Seller, in order to issue an owner's policy of title insurance.

(iii)    A guaranty of the Seller’s indemnity obligations under Section 5.2, in the form attached hereto as Exhibit C, duly executed by Benson Hill Holdings, Inc. (“Guarantor”).

        (b)    On the date of Closing, Buyer and Seller shall execute and deliver to one another counterpart originals of the following:

        (i)    Bill of Sale and Assignment, transferring and conveying to Buyer all right, title, and interest of Seller, if any, to the Personal Property, which Bill of Sale and Assignment shall be in form reasonably approved by the parties.

(iii)    An escrow agreement, in the form attached hereto as Exhibit D (“Escrow Agreement”), duly executed by Buyer, Seller and the escrow agent specified therein.

(iii)    Agricultural and Facility Lease in the form attached hereto as Exhibit E (the “Leaseback”).

(iv)    Closing Statements.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller makes the following representations and warranties, which representations and warranties are true and correct on the date hereof and will be true and correct on the date of Closing, and which representations and warranties shall survive Closing for a period of twelve (12) months from and after the date of the Closing (the “Survival Period”).

        2.1    Corporate Authority. With respect to Seller and its business, Seller represents and warrants, in particular, that:

        (a)    Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

        (b)    Seller has all necessary power and authority to own, use and transfer its properties (including the Property) and to transact the business in which it is engaged, and has full power and authority to enter into this Agreement, to execute and deliver the documents required of Seller herein, and to perform its obligations hereunder.

        (c)    Seller is duly authorized to execute, deliver and perform this Agreement and all documents and instruments and transactions contemplated hereby or incidental hereto.

        2.2    Commissions. Seller has not dealt with any broker, finder or other person in connection with the sale or negotiation of the sale of the Property in any manner that might give rise to any claim for commission against Buyer, except Lakeshore Food Advisors, LLC (whose commissions shall be payable by Seller at Closing).

2.3    Property. With respect to the Property and the ownership, leasing, management and operation thereof, Seller represents and warrants, in particular, that:

(a)    Seller has not entered into any leases of the Property granting possessory rights to third parties that remain in effect.

(b)    As of the Closing, there will be no written or oral service, supply, maintenance, leasing or management agreements affecting the Property or the operation of any part thereof, except with respect to those vendors and contracts identified on

Exhibit F (the “Contracts”) as well as agreements with vendors associated with Seller’s Post-Closing Work, as such vendors are identified on Exhibit G. Seller has not received notice of any default under the Contracts, and, to Seller’s knowledge, there is no basis to declare Seller in default of any written or oral contract or agreement relating to the Property, including, but not limited to, any contract or agreement relating to the Seller’s Work (as hereinafter defined).

(c)    There is no action or proceeding pending or, to Seller’s knowledge, threatened against Seller or relating to the Property that challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement.

(d)    To Seller’s knowledge, there are no condemnation, zoning or other land-use regulation proceedings, either instituted or planned to be instituted, which would detrimentally affect the use, operation or value of the Property which Seller has not disclosed to Buyer, nor has Seller received notice of any special assessment proceedings affecting the Property, except as follows:

Seller is currently underway implementing a Florida Department of Transportation requirement to add a deceleration lane going westbound on Highway 60 before the 150th Avenue entrance for the Property; in connection with that work, the entrance to the Property is being widened at 150th Ave. onto Highway 60 (the “Deceleration Lane Work”).

(e)    Seller has not received from any governmental authority notice of any violation of any local, state or federal laws and regulations applicable to the Property or any part thereof.

(f)    Seller has not received notice of any current, pending or anticipated special taxes or assessments against the Property.

(g)    Except for taxes that will be discharged prior to Closing or that are not yet due and payable and will be prorated between Buyer and Seller at Closing, there are no liens, claims or encumbrances for taxes of any kind affecting the Personal Property. The Personal Property does not constitute inventory of Seller and Seller has not engaged in any transaction in the last twelve (12) months prior to the date of Closing that would or could constitute an “isolated sale” or “occasional sale” as described in Rule 12A-1.037, F.A.C.

2.4    Foreign Status. Seller is neither a “foreign person” nor a “foreign corporation” as those terms are defined in Section 1445 of the Internal Revenue Code of 1986, as amended.

2.5    Litigation. Seller has received no written notice of any pending or threatened, judicial, municipal or administrative proceedings with respect to, or in any manner affecting the Property (however, Seller has been in communication with applicable governmental authorities regarding requirements for completion of the Deceleration Lane Work and Seller’s Post-Closing Work).

2.6    Environmental. Seller has received no written notice of any Enforcement or Remedial Actions (as hereinafter defined) from any governmental authority or any third party with respect to the Real Property.

As used herein and throughout this Agreement, references to the “knowledge” of Seller shall refer to the actual knowledge of Dean Freeman, Kim Hurst and Matt Crisp (the

“Knowledge Parties”), and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller, or any affiliate, to any current or former property manager, or to any other current or former officer, agent, partner, manager, representative, or employee of Seller or any affiliate thereof, or to impose upon the Knowledge Parties any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer makes the following representations and warranties, each of which representations and warranties is true and correct on the date hereof and will be true and correct on the date of Closing, and which representations and warranties shall survive Closing.

        3.1    Company Authority. With respect to Buyer and its business, Buyer represents and warrants, in particular, that:

        (a)    Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida.

        (b)    Buyer, acting through its duly empowered and authorized officers, has all necessary power and authority to own and use its properties and to transact the business in which it is engaged, and has full power and authority to enter into this Agreement, to execute and deliver the documents and instruments required of Buyer herein, and to perform its obligations hereunder.

        (c)    Buyer is duly authorized to execute and deliver, acting through its duly empowered and authorized officers, and perform this Agreement and all documents and instruments and transactions contemplated hereby or incidental hereto.

        3.2    Commissions. Buyer has not dealt with any broker, finder or any other person, in connection with the purchase of or the negotiation of the purchase of the Property that might give rise to any claim for commission against Seller or lien or claim against the Property.

ARTICLE IV

CONDITIONS TO OBLIGATIONS

        4.1    Conditions to the Buyer's Obligations. The obligations of Buyer to consummate the transactions provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the dates specified, subject to the right of Buyer to waive any one or more of such conditions:

(a)    Fidelity National Title Insurance Company (the “Title Company”) shall be committed to issue to Buyer a commitment in favor of Buyer for a current owner's policy of title insurance from with respect to the Real Property, in the amount of the Purchase Price and shall show Seller as the owner of the Real Property, pursuant to the title commitment in the form attached hereto as Exhibit H (the “Title Commitment”). Buyer shall take title subject to so-called “standard exceptions” contained on the inside jacket cover of the Title Commitment (other than as caused to be removed by the affidavit contemplated to be delivered by Seller in accordance with Section 1.7(a)(ii) above and, provided that the “standard” survey exception shall be removed if Buyer has provided to the Title Company a survey satisfactory to the Title Company to remove such exception) and the other exceptions set forth on the Title Commitment). Seller shall pay for the cost to release any mortgages or monetary liens affecting the Property as of the date of this Agreement, which liens Seller shall be obligated to remove from title as of Closing (without any obligation of Buyer to specifically object to the same).

(b)    Seller shall have, on or before the date of Closing, performed all of its covenants, obligations and agreements under this Agreement, including, without limitation, execution and delivery of all closing documents required by Section 1.7.

(c)    Seller shall have, on or before the date of Closing, delivered a fully executed copy of a consent document evidencing the consent of its lender and the release of the Property to be conveyed hereunder from all liens and security interests held by such lender, in such form as is reasonably acceptable to Buyer.

        4.2    Conditions to the Seller's Obligations. The obligations of Seller to consummate the transactions provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the dates specified, subject to the right of Seller to waive any one or more of such conditions:

(a)Buyer shall have, on or before the date of Closing, performed all of its covenants, obligations and agreements under this Agreement, including, without limitation, execution and delivery of all closing documents required by Section 1.7.
(b)Benson Hill Fresh, LLC, a Delaware limited liability company, shall have entered into a purchase agreement pursuant to which Buyer would acquire 100% of the issued and outstanding equity securities of Seller (the “Second Closing Purchase Agreement”).

ARTICLE V

POST-CLOSING COVENANTS

        5.1    Completion of Post-Closing Work. The parties acknowledge that certain items of work pertaining to the Facility and the Deceleration Lane Work listed on Exhibit G remain to be completed (the “Seller’s Post-Closing Work”). Seller and Guarantor shall have the right to manage and perform Seller’s Post-Closing Work. Seller and/or Guarantor shall complete Seller’s Post-Closing Work in a good and workmanlike manner, at Seller’s and/or Guarantor’s sole cost and expense, promptly following Closing and shall use reasonable efforts to cause their employees, contractors and agents not to disrupt the farming activities and operations occurring with respect to the Property in the course thereof. The parties’ respective rights and obligations under this paragraph shall survive the Closing.

5.2    Indemnity.

(a)    During the Survival Period, Seller shall indemnify, defend and hold Buyer harmless for, from and against any and all liability, claims, damages, expenses (including, without limitation, reasonable attorneys’ and paralegal fees), taxes, fees, proceedings and causes of action of any kind or nature whatsoever arising out of, connected with or in any manner related to any breach of Seller’s covenants, representations and warranties set forth in this Agreement. In addition, Seller shall indemnify, defend and hold Buyer harmless for, from and against any and all liability, claims, damages, expenses (including, without limitation, reasonable attorneys’ and paralegal fees), taxes, fees, proceedings and causes of action of any kind or nature whatsoever arising out of, connected with or in any manner related to any (i) personal injury or damage to property occurring in connection with the Seller’s Post-Closing Work, or (ii) any failure to complete Seller’s Post-Closing Work in accordance with Exhibit G and/or applicable law or any failure of Seller to pay all amounts set forth on Exhibit G owed to the contractors, subcontractors and suppliers for completion of Seller’s Post-Closing Work. Further, Seller, Guarantor and their affiliates shall permit Buyer to enforce any other applicable warranties or guaranties received by Seller, Guarantor and/or their affiliates from its general contractor(s), subcontractors or suppliers with regard to any part of the Seller’s Post-Closing Work (and shall assign such warranties or guaranties if need be to permit such enforcement).

(b)    Notwithstanding anything to the contrary set forth in this Section 5.2, Seller shall not be required to indemnify the Buyer with respect to liability, claims, damages, expenses (including, without limitation, reasonable attorneys’ and paralegal fees), taxes, fees, proceedings and causes of action of any kind or nature to the extent arising from any breach of Buyer’s obligations under this Agreement or the negligence or willful misconduct of Buyer.

(c)    Notwithstanding anything to the contrary set forth in this Article V, the collective liability of Seller and Guarantor under this Article V shall be limited to a cap of Five Hundred Thousand Dollars ($500,000.00) in the aggregate and in no event shall any claim for indemnification be brought following the expiration of the Survival Period; provided, however, that such cap and Survival Period limitation shall not apply to claims arising as a result of Actual Fraud (as hereinafter defined) on the part of Seller or Guarantor. For avoidance of doubt, the foregoing cap and Survival Period limitation shall not be deemed to limit (i) Seller’s obligation to carry such insurance and to cause its contractors to carry such insurance as is required under the Leaseback (including, without limitation, such insurance as may be applicable thereunder with respect to the performance of Seller’s Post-Closing Work) or such rights as may be available to Buyer as an “additional insured” with respect to such policies pursuant to the terms of the Leaseback; or (ii) Seller’s indemnification obligations as “Tenant” under the Leaseback with respect to personal injury claims, if any, that may arise in connection with the performance of Seller’s Post-Closing Work (including, without limitation, any indemnification obligations as may apply with respect to portions of claims that are not covered by the insurance maintained by Seller or its contractors; i.e., with respect to uninsured deductibles applicable to such claims, if any). As used herein, “Actual Fraud” means an actual fraud with respect to the making of the applicable statement, and does not include any other form of misrepresentation (whether reckless, negligent, constructive, or otherwise), provided, that actual fraud shall only be deemed to exist if any of the Knowledge Parties had actual knowledge (as opposed to imputed or constructive knowledge) that the statement made by Seller was false when made, with the intention to deceive Buyer, and Buyer relied thereon to its detriment.

(d)    Buyer shall use commercially reasonable efforts to obtain insurance proceeds and other third-party recoveries with respect to any claim for indemnification under this Section 5.2 and Seller shall reasonably cooperate and assist Buyer in in its efforts to obtain insurance proceeds and other third-party recoveries with respect to any claim for indemnification. Any indemnity payment made by the Seller to Buyer pursuant to this Section 5.2 shall be reduced by an amount equal to any insurance proceeds and other third-party recoveries actually received by Buyer in respect of such claim minus the sum of reasonable out-of-pocket expenses (including reasonable and documented attorneys’ fees and expenses and reasonable insurance deductibles) relating to the recovery of such proceeds.

ARTICLE VI

COVENANTS OF BUYER

        6.1    Post Termination Covenants. Buyer covenants and agrees that in the event Closing does not occur due to the failure of a condition precedent to Buyer's or Seller's obligations, then, at the option and written request of Seller, Buyer will transfer to Seller copies of all surveys, reports, and the like in the possession of Buyer and submitted to Buyer in the course of the inspections and evaluations of the Property, at Buyer's cost of reproduction and delivery.

        6.2    Restoration of Property. Buyer shall, in connection with its studies and investigations of the Property contemplated hereunder, promptly restore the Property to its condition existing immediately prior to such studies and investigations. Buyer hereby agrees to, indemnify, defend and hold Seller and the Property free and harmless from and against any cost, expense, charge, lien, action or judgment, as well as any claim of a right to any such cost, expense, charge, lien, action or judgment arising directly or indirectly from any act or omission of Buyer, Buyer's agents or contractors, or any services, labor, supplies or materials provided or performed by surveyors, engineers, architects and others making the inspections and tests, and from and against any personal injury and property damage caused by the act or neglect of Buyer or any of its agents, or independent contractors. This indemnification shall survive the termination of this Agreement and shall survive the Closing of the transactions described in this Agreement.

ARTICLE VII

INTENTIONALLY OMITTED

ARTICLE VIII

MISCELLANEOUS PROVISIONS

        8.1    Binding Agreement. This Agreement shall be binding on and shall inure to the benefit of the parties named herein and to their respective heirs, administrators, executors, personal representatives, successors and assigns.

        8.2    Assignment. Seller shall not assign its rights, interests or obligations hereunder to any person or entity other than Guarantor or an affiliate of Guarantor, without the written consent of Buyer, and no such assignment shall release Seller of any obligations hereunder. Buyer may not assign its rights and interests hereunder without the prior written consent of Seller, which shall not be unreasonably withheld conditioned or delayed, except to any entity owned or controlled by Buyer In the event of a proposed assignment to an assignee not owned or controlled by Buyer, Seller shall have the right to reject such assignment at Seller’s sole discretion and terminate this Agreement. Upon any assignment, Buyer shall deliver a copy of the document effectuating such assignment to Seller, which shall be in form reasonably acceptable to Seller.

        8.3    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed given upon the earlier of actual receipt or (a) when delivered by hand providing proof of delivery; (b) on the next business day if transmitted by national overnight courier (with confirmation of delivery); or (c) on the date sent by email (provided that no “bounce back” or similar message of non-delivery is received with respect thereto). Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

            (a)    If to Seller:

            J & J Produce, Inc.
            1001 N Warson Rd.
St. Louis, MO 63132
Attention: Yevgeny Fundler, General Counsel
Telephone No: (314) 222-8218
Email: yfundler@bensonhill.com

            With copies to:

            Bryan Cave Leighton Paisner LLP
211 N. Broadway, Suite 3600
St. Louis, MO 63102
Attention: C. Brendan Johnson
Michael A. Schwartz
Telephone No: 314-259-2438
314-259-2591
Email:     brendan.johnson@bclplaw.com
michael.schwartz@bclplaw.com

            If to Buyer:

            Sweet Sixty, LLC
            7836 Cherry Lake Road
            Groveland, FL 34736
            Attention: Melanie S. Ressler, President
            Telephone No: _________________
            Email: melanie@imgcitrus.com

            With a copy to:

            WhiteBird, PLLC
            Attn: Bradley F. White, Esq.
            2101 Waverly Place, Suite 100
            Melbourne, FL 32901
Telephone No: 321-327-5580
Email: bwhite@whitebirdlaw.com

Any party may change the address to which notices are to be addressed by giving the other parties notice in the manner herein set forth.

        8.4    Environmental Review.

(a)    The following defined terms used in this Section 8.4 shall have the following meanings:

    “Hazardous Materials” include: (i) oil or other petroleum products, (ii) “hazardous wastes,” as defined by the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. §6901 et seq., or similar state or local law, ordinance, regulation or order, (iii) “hazardous substances,” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (CERCLA), 42 U.S.C. §9601 et seq., or similar state or local law, ordinance, regulation or order, (iv) “hazardous materials,” as defined by the Hazardous Materials Transportation Act (HMTA), 49 U.S.C. §5102, or similar state or local law, ordinance, regulation or order, (v) radioactive materials subject to the Atomic Energy Act (AEA), 42 U.S.C. §2011 et seq., or similar state or local law, ordinance, regulation or order, and (vi) any other pollutant, contaminant, chemical, or substance whose presence creates or could create a hazard to health or the environment or a violation of any federal, state or local Environmental Law.

    “Environmental Liability” means any and all liability, claim, demand, obligation, cause of action, accusation, allegation, order, violation, damage, loss, cost, expense, injury, judgment, penalty, or fine alleged by any third party (including, without limitation, any private party or governmental entity), arising out of, relating to, or resulting from, directly or indirectly, in whole or in part: (i) the presence, generation, transport, disposal, treatment, storage or Release of Hazardous Materials, (ii) the violation or alleged violation of any Environmental Law, or (iii) any Enforcement or Remedial Action. This liability includes any cost of removing or disposing of any Hazardous Materials, any cost of enforcement, cost of investigation and/or remedial action, and any other cost or expense whatsoever, including, without limitation, reasonable attorneys', accountants', engineers', and consultants' fees and disbursements, interest, and medical expenses.

    “Environmental Law” means any past, present, or future federal, state, or local laws, ordinances, regulations, judgments, and orders and the common law, including the law of strict liability and the law of abnormally dangerous activities, relating to environmental matters, including, without limitation, provisions pertaining to or regulating air pollution, water pollution, noise control, wetlands, watercourses, wildlife, Hazardous Materials, or any other activities or conditions which impact or relate to the environment or nature.

    “Enforcement or Remedial Actions” include any step taken by any person or entity (i) to cleanup, remedy, or remove any Release of Hazardous Materials, or (ii) to enforce compliance with or to collect or impose penalties, fines, or other sanctions provided by any Environmental Law.

    “Release” includes any and all releasing, spilling, leaking, migrating (from or to), pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, dumping, and any other means by which any Hazardous Material or other substance may be introduced into or travel through the environment (i.e., the soils and/or groundwater).

(b)    Except as set forth in Section 2.6, Seller expressly disclaims any warranties as to: (i) the presence or Release of Hazardous Materials on, in, under, or adjacent to the Property, (ii) the Property's compliance with Environmental Laws, and (iii) any potential Environmental Liability associated with the Property or any activities conducted on the Property.

(c)    Except with respect to matters related to a breach of the Seller’s representation set forth in Section 2.6, after the Closing, the Buyer shall be solely responsible and liable for the Property's compliance with all Environmental Laws, subject to the terms of the Leaseback.

(d)    Except for a breach of the Seller’s representation set forth in Section 2.6, after the Closing, the Seller shall not bear any responsibility or liability contractually, under common law, or under federal, state, or local laws or regulations for: (i) any Hazardous Materials which have been, are, or may be present, generated or Released in, on, under, or adjacent to the Property or the disposal of such Hazardous Materials, or (ii) any Environmental Liability associated with the Property or past, present or future activities conducted on the Property.

(e)    Except for a breach of the Seller’s representation set forth in Section 2.6, Buyer, for itself, its partners or shareholders, all persons or entities that control, are controlled by or under common control with Buyer and its partners or shareholders (each, an “Affiliate”), and all of their respective successors and assigns, expressly waives any and all rights against Seller pertaining to any Environmental Liability or pursuant to any Environmental Law, including, without limitation, any claim alleged under CERCLA.

(f)    The agreements of Buyer in this Section 8.4 shall survive the termination of this Agreement for any reason and shall survive the Closing of the transactions contemplated herein.

        8.5    Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Florida.

        8.6    Time of the Essence. Time is of the essence with respect to each and every provision of this Agreement.

        8.7    Performance on Business Days. If any date for the occurrence of an event or act under this Agreement falls on a Saturday or Sunday or legal holiday in the State of Florida, then the time for the occurrence of such event or act shall be extended to the next succeeding business day.

        8.8    Entire Agreement. This Agreement, together with all the Exhibits attached hereto and incorporated by reference herein, constitutes the entire undertaking between the parties hereto, and supersedes any and all prior agreements, arrangements and understandings between the parties.

        8.9    Counterparts. This Agreement may be executed and delivered (including via facsimile or scanned pdf image) in two or more counterparts, each of which shall be deemed to be an original instrument, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        8.10    AS IS.

(a)    IT IS EXPRESSLY ACKNOWLEDGED AND AGREED BY BUYER THAT NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXCEPT THOSE SET FORTH IN ARTICLE II HEREOF, HAVE BEEN MADE BY SELLER OR SELLER'S AGENTS OR CONSULTANTS TO BUYER OR TO THE AGENTS OR CONSULTANTS OF BUYER WITH RESPECT TO THE PROPERTY, AND THAT ANY STATEMENTS WHATSOEVER MADE BY SELLER OR SELLER'S AGENTS OR CONSULTANTS TO BUYER OR TO BUYER'S AGENTS OR CONSULTANTS OUTSIDE OF ARTICLE II ARE NOT MATERIAL AND HAVE NOT BEEN RELIED UPON BY BUYER. WITHOUT LIMITING THE GENERALITY OF THIS ACKNOWLEDGMENT AND AGREEMENT, IT IS SPECIFICALLY

ACKNOWLEDGED AND AGREED THAT THE PROPERTY SHALL BE ACCEPTED BY BUYER IN “AS IS”, “WHERE IS” CONDITION, “WITH ALL FAULTS”.

(b)    EXCEPT THOSE SET FORTH IN ARTICLE II HEREOF, SELLER DOES NOT MAKE ANY REPRESENTATIONS AND/OR COVENANTS REGARDING THE CONDITION OF THE PERSONAL PROPERTY, AND SELLER SHALL NOT BE REQUIRED TO MAINTAIN NOR INSURE THE PERSONAL PROPERTY EITHER BEFORE OR AFTER CLOSING. BUYER EXPRESSLY ASSUMES ALL RISK OF LOSS OF THE PERSONAL PROPERTY AT ALL TIMES AFTER THE CLOSING, AND BUYER SHALL HAVE NO RECOURSE AGAINST SELLER FOR ANY SUCH LOSS. SELLER EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY AND WARRANTY FOR FITNESS FOR A PARTICULAR USE OR ANY OTHER WARRANTY EXPRESSED OR IMPLIED THAT MAY ARISE BY OPERATION OF LAW OR UNDER THE UNIFORM COMMERCIAL CODE OF THE STATE OF FLORIDA.

        8.11    Confidentiality. Buyer agrees that all of the terms, conditions and other provisions of this Agreement and all surveys, reports and the like, including, without limitation, environmental reports, submitted to Buyer in the course of the inspections and evaluations of the Property shall be held in strict confidence. This Section 8.11 shall survive the termination of this Agreement and shall survive the Closing of the transactions contemplated herein.

        8.12    No Offer. The submission of this Agreement to Buyer shall not be deemed an offer by Seller to enter into any transaction or to enter into any other relationship with Buyer, whether on the terms contained in this Agreement or on any other terms. This Agreement shall not be binding upon Buyer or Seller nor shall Buyer or Seller have any obligations or liabilities or any rights with respect hereto, unless and until both Buyer and Seller have executed and delivered this Agreement. Until such execution and delivery of this Agreement, Seller may negotiate with other prospective buyers and either Buyer or Seller may terminate all negotiation and discussion of the subject matter of this Agreement without cause or for any reason, without recourse or liability.

        8.13    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of the other provisions hereof.

8.14.    Radon. Radon. RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY HEALTH DEPARTMENT.

        8.15    Escrow Agent. Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement and no implied duties will be read into this Agreement against Escrow Agent. WhiteBird, PLLC is also a law firm representing Buyer. In the event of a dispute between the parties, the parties consent to WhiteBird, PLLC continuing to represent Buyer, notwithstanding the fact that it will also have duties under this Agreement. Escrow Agent is authorized and agrees by acceptance of proceeds in accordance with this Agreement to perform all duties of Escrow Agent as required by this Agreement. Escrow Agent shall not be liable for any loss resulting from any default, error, action or omission of Buyer or Seller, loss or impairment of funds in the course of collection or while on deposit resulting from failure or suspension of the depository institution, Escrow Agent's compliance with any legal process, order or judgment of any court, whether or not subsequently vacated or modified, unless such act shall be due to the willful breach of this Agreement or the gross negligence on the part of the Escrow Agent. Escrow Agent may act in reliance on any writing or instrument or signature that it, in good faith, believes to be genuine; may assume the validity and accuracy of any statement or assertion contained in such writing or instrument; and may assume that any person purporting to give any writing, notice, advice, or instructions in connection with the provisions of this Agreement has been duly authorized to do so. The provisions of this section shall survive the Closing or the earlier termination of this Agreement and may not be amended without the prior written consent of Escrow Agent. In the event of any suit between the Buyer and Seller wherein the Escrow Agent is made a party by virtue of acting as such Escrow Agent or in the event of any suit in which the Escrow Agent interpleads the subject matter of this escrow, the Escrow Agent shall be entitled to recover its costs in connection therewith, including reasonable attorneys' fees and costs incurred in all trial, appellate and bankruptcy court proceedings, said fees and costs to be charged and assessed as court costs in favor of the non-prevailing party.

    8.16    Force Majeure. Buyer or Seller shall not be required to perform any obligation under this Agreement or be liable to the other for damages so long as performance or non-performance of the obligation, or the availability of services, insurance or required approvals essential to Closing, is disrupted, delayed, caused or prevented by Force Majeure; provided, however, that in no event shall financial inability be deemed an event of Force Majeure. “Force Majeure” means hurricanes, floods, extreme weather, earthquakes, fire, or other acts of God, unusual transportation delays, wars, insurrections, or acts of terrorism, which, by exercise of reasonable diligent effort, the non-performing party is unable in whole or in part to prevent or overcome. All time periods, including the Closing Date, will be extended a reasonable time up to seven (7) days after the Force Majeure no longer prevents performance under this Agreement, provided however, if such Force Majeure continues to prevent performance under this Agreement more than thirty (30) days beyond the Closing Date, then either party may terminate this Contract by delivering written notice to the other, thereby releasing Buyer and Seller from all further obligations under this Agreement.

[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                “BUYER”

                        SWEET SIXTY, LLC, a Florida limited liability
company

                        By:/s/ Melanie Ressler___________________
                         Name: Melanie Ressler
                         Title: President

                                “SELLER”

                        J & J PRODUCE, INC., a Florida corporation

                        By:/s/ Dean P. Freeman_________________
                         Name: Dean P. Freeman
                         Title: Chief Financial Officer

Signature page to Purchase and Sale Agreement